UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2019
Etsy, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-36911	20-4898921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
117 Adams Street
Brooklyn, New York 11201
(Address of principal executive offices, including zip code)
(718) 880-3660
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2019, Etsy, Inc. (“Etsy”) entered into a $200.0 million senior secured revolving credit facility pursuant to a Credit Agreement (the “2019 Credit Agreement”) with lenders party thereto from time to time, and Citibank N.A., as administrative Agent. The 2019 Credit Agreement will mature in February 2024. The 2019 Credit Agreement includes a letter of credit sublimit of $30.0 million and a swingline loan sublimit of $10.0 million.

Borrowings under the 2019 Credit Agreement (other than swingline loans) bear interest, at Etsy’s option, at (i) a base rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 0.50%, and (c) an adjusted LIBOR rate for a one-month interest period plus 1.00%, in each case plus a margin ranging from 0.25% to 0.875% or (ii) an adjusted LIBOR rate plus a margin ranging from 1.25% to 1.875%. Swingline loans under the 2019 Credit Agreement bear interest at the same base rate (plus the margin applicable to borrowings bearing interest at the base rate). These margins are determined based on the senior secured net leverage ratio (defined as secured funded debt, net of unrestricted cash up to $100 million, to EBITDA) for the preceding four fiscal quarter period. Etsy is also obligated to pay other customary fees for a credit facility of this size and type, including an unused commitment fee, ranging from 0.20% to 0.35% depending on Etsy’s senior secured net leverage ratio, and fees associated with letters of credit. The 2019 Credit Agreement also permits Etsy, in certain circumstances, to request an increase in the facility by an amount of up to $100.0 million at the same maturity, pricing and other terms and to request an extension of the maturity date for the facility. In connection with the 2019 Credit Agreement, Etsy also paid the lenders certain upfront fees.

The 2019 Credit Agreement contains customary representations and warranties applicable to Etsy and its subsidiaries and customary affirmative and negative covenants applicable to the Etsy and its restricted subsidiaries. The negative covenants include restrictions on, among other things, indebtedness, liens, certain fundamental changes (including mergers), investments, dispositions, restricted payments (including dividends and stock repurchases), prepayments of junior debt, and transactions with affiliates. These restrictions do not prohibit an Etsy subsidiary from making pro rata payments to Etsy or any other person that owns an equity interest in such subsidiary. The 2019 Credit Agreement contains financial covenants, each of which is tested as of the last day of each fiscal quarter, that require Etsy and its subsidiaries to maintain (i) a secured net leverage ratio not to exceed 3.00 to 1.00, subject to an increase, at Etsy’s option, to 3.50 to 1.00 for a specified period of time in the event of certain material acquisitions and (ii) an interest coverage ratio (defined as the ratio of EBITDA to cash interest expense) of not less than 2.50 to 1.00.

The 2019 Credit Agreement includes customary events of default, including, but not limited to, nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other indebtedness, final judgments or orders, certain change of control events, and certain bankruptcy-related events or proceedings. Upon the occurrence of an event of default (subject to notice and grace periods), obligations under the 2019 Credit Agreement could be accelerated.

Subject to certain exceptions, to the extent Etsy has any material domestic subsidiaries, the obligations under the 2019 Credit Agreement would be required to be guaranteed by such material domestic subsidiaries. The obligations under the 2019 Credit Agreement are secured by all or substantially all of the assets of Etsy and any such subsidiary guarantors.

At February 25, 2019, Etsy did not have any borrowings under the 2019 Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement which will be filed as an exhibit to Etsy’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 2.02. Results of Operations and Financial Condition.

On February 25, 2019, Etsy issued a press release announcing its financial results for the fourth quarter and full year ended December 31, 2018. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is hereby incorporated by reference.

Information in this Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act except as otherwise expressly stated in such filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Etsy, Inc. on February 25, 2019

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Etsy, Inc. on February 25, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETSY, INC.

By: /s/ Rachel Glaser
Rachel Glaser
Chief Financial Officer
Dated: February 25, 2019

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